                                                                    EXHIBIT 99.4


May 10, 2001
Denver, Colorado

                              FOR IMMEDIATE RELEASE

                        PRIMA ENERGY CORPORATION REPORTS
                FIRST QUARTER 2001 RESULTS AND OPERATIONS UPDATE

Prima Energy Corporation ("Prima"), a Denver based independent oil and gas company, today announced its first quarter 2001 results. For the quarter ended March 31, 2001, Prima reported net income of $8,676,000, an increase of 107% when compared to the $4,184,000 of net income reported for the first quarter of 2000. Earnings per share were $0.65 per diluted share for the quarter ended March 31, 2001 compared to $0.32 for the prior years quarter. The current quarter includes $0.05 per share from the cumulative effect of the adoption of FAS 133. Revenues totaled $18,470,000 for the 2001 quarter compared to $10,677,000 for the 2000 quarter. Prima reported cash flows from operating activities before changes in operating assets and liabilities increased 94% to $13,703,000 for the first quarter of 2001, compared to $7,046,000 for the first quarter of 2000. The increases in revenues, earnings and cash flows were primarily attributable to higher natural gas prices. The Company's average natural gas prices were $6.29 and $2.62 per Mcf for the quarters ended March 31, 2001 and 2000, respectively, an increase of 140%. The average oil prices were $28.51 and $27.29 per barrel for the same periods, an increase of 4%.

Prima's net daily production for the first quarter of 2001 increased 3% to 30,722 Mcfe per day compared to 29,935 Mcfe per day for the fourth quarter of 2000. During the first quarter of 2001, production from the Wattenberg Field area of northeast Colorado accounted for 79%, non-Wattenberg conventional production was 18% and Powder River Basin Coalbed Methane ("CBM") was 3% of the Company's production.

During the first quarter of 2001, the Company hedged approximately 36% of its natural gas production. Hedging gains of $422,000 increased the realized price received by $0.20 per Mcf. Hedging and trading gains realized in April and May were $615,000 and will be reflected in the results for the second quarter of 2001. Open hedging and trading positions at May 8, 2001, for production through September 2001, show an unrealized gain of $1,746,000.

Oilfield services revenue less cost of oilfield services was $642,000 for the quarter ended March 31, 2001 compared to $379,000 for the quarter ended March 31, 2000, an increase of 69%. The depletion rate for the first quarter of 2001 was $0.64 per Mcfe, which was 25% higher than for the same quarter of 2000, but comparable to the fourth quarter of 2000. Lease operating expenses were $0.29 per Mcfe for the 2001 quarter compared to $0.22 per Mcfe in the 2000 quarter. Production taxes increased $0.26 to $0.52 per Mcfe for the 2001 quarter as a result of higher product prices. General and administrative expenses increased $549,000 for the quarter ended March 31, 2001 due to the Company's expanding activities and related personnel costs. The Company's provision for income taxes was 32.6% in the current quarter compared to 27.5% in the prior years quarter, of which 88% was deferred in 2001 compared to 73% in 2000.

The Company invested $11,060,000 in additions to oil and gas properties during the quarter ended March 31, 2001, compared to $7,792,000 for the 2000 quarter. The Company expended $10,502,000 during the 2001 quarter for its proportionate share of the costs of drilling, completing and refracturing wells and $558,000 for undeveloped acreage. These expenditures compare to $7,457,000 for well costs and $335,000 for undeveloped acreage in the 2000 quarter. The Company also expended $1,625,000 for the purchase of 62,000 shares of treasury stock and $390,000 for other property and equipment during the first quarter of 2001.

During the first quarter of 2001, the Company participated in the drilling of 10 gross ( 9.96 net) wells and the refracturing of 25 gross (22.8 net) wells in the Wattenberg Field area of the Denver Basin. All of these wells have been successfully completed and placed on production. Current plans are to drill an additional 15 to 20 new wells and to refrac or recomplete approximately 40 additional wells in this area during the remainder of 2001. To date in the second quarter, two gross and net wells have been drilled, with one on production and one waiting on pipeline hook-up. Ten refracs (9.45 net) have been completed to date in the second quarter.

Prima drilled 35 gross (34.0 net) CBM wells during the first quarter of 2001, and an additional 15 gross (14.9 net) wells to date in the second quarter. A total of 220 CBM wells have been drilled since inception of the Company's program. As previously announced, the Company has budgeted drilling 175 to 200 CBM wells in 2001.

The following table shows January to April 2001 well status and production for Prima's CBM operations. The term "hooked-up" means the well is completed and connected to a gas sales line and water handling facilities. The columns labeled "top quartile production" and "top half production" show the gross production
(MMcf) of the top-producing quarter and half, respectively, of the producing well count.

                           # Wells          # Wells        Production        Top Quartile          Top Half
                          Hooked-up        Producing      (Gross MMcf)        Production          Production
                          ---------        ---------      ------------       ------------         ----------
January 2001                 49                40             30.6                25.5                29.9
February 2001                64                38             37.2                21.7                29.0
March 2001                   72                55             58.9                36.1                49.4
April 2001                   86                69             80.8                52.7                71.0

All of Prima's CBM production through April was from the Company's Stones Throw project area, where there are currently 99 wells hooked-up. By the end of the second quarter, Prima expects to have approximately 108 wells hooked-up and capable of production at Stones Throw. The Company recently hooked-up the first seven wells at its Kingsbury project area, and expects to hook-up 20 additional wells there by the end of May. Prima continues to expect that a total of approximately 140 Powder River Basin CBM wells will be hooked-up and capable of production by mid-third quarter, with that total reaching 200 by year end 2001.

During the first quarter of 2001, Prima formed two federal units, Echeta and Wild Turkey, on its acreage in the Powder River Basin CBM play. The Company expects to drill a minimum of nine unit obligation wells during the third quarter of 2001 on each of these federal units.

During the first quarter of 2001, Prima participated with a 15% working interest in the initial test well in the Jim Hill Draw Prospect located in Converse County, Wyoming. This Muddy sandstone test was unsuccessful and has been plugged and abandoned.

As previously announced, Prima has acquired or controls approximately 77,000 gross, 73,000 net acres on the Wasatch Plateau in central Utah. Approximately 34,000 of the acreage was added during the 2001 first quarter. The Company's leasehold position is located approximately 12-15 miles northwest of Price, Utah. The lease block has several potential targets, including the Blackhawk coals, Emery coals and Ferron sandstones and coals. The Company is currently finalizing plans to test its lease position later this year. Timing is dependent on rig availability and government permits and regulations.

Prima will hold its first quarter conference call on Thursday, May 10 2001, at 9:00 a.m. MDT. Interested parties may access the conference call at 1-800-946-0786 (Confirmation # 519165). Replays will be available by 12:00 p.m. MDT by calling 1-888-203-1112 and using the same confirmation number (519165). Replays will be available until midnight on May 17, 2001.


This press release contains projections or forward-looking statements which are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements related to drilling and construction plans and projected production commencement dates. Any such statements or projections reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. Prima does not undertake to update, revise or correct any of the forward-looking information. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's most recent Form 10-K, Form 10-Q and Annual Report to Shareholders filed with the Securities and Exchange Commission.


NASDAQ Symbol: PENG

Contacts:   Richard H. Lewis, President
            Michael J. McGuire, Executive Vice President, Exploration
            Michael R. Kennedy, Executive Vice President, Corporate Development
            Sandra J. Irlando, Vice President, Accounting

Telephone Number: (303) 297-2100
Website:  www.primaenergy.com

                            PRIMA ENERGY CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                            Three Months Ended
                                                                 March 31,
                                                         -------------------------
                                                            2001          2000
                                                         -----------   -----------
REVENUES
     Oil and gas sales ...............................   $16,357,000   $ 8,727,000
     Oilfield services ...............................     1,776,000     1,659,000
     Interest, dividend and other income .............       337,000       291,000
                                                         -----------   -----------
          Total Revenues .............................    18,470,000    10,677,000
                                                         -----------   -----------

EXPENSES
     Depreciation, depletion, and amortization:
          Depletion of oil and gas properties ........     1,768,000     1,451,000
          Depreciation of other property and equipment       282,000       266,000
     Lease operating expense .........................       799,000       636,000
     Production taxes ................................     1,424,000       731,000
     Cost of oilfield services .......................     1,134,000     1,280,000
     General and administrative ......................     1,088,000       539,000
                                                         -----------   -----------
          Total Expenses .............................     6,495,000     4,903,000
                                                         -----------   -----------

Income Before Income Taxes and Cumulative
  Effect of Change in Accounting Principle ...........    11,975,000     5,774,000
Provision for Income Taxes ...........................     3,910,000     1,590,000
                                                         -----------   -----------
Net Income Before Cumulative Effect of
  Change in Accounting Principle .....................     8,065,000     4,184,000
Cumulative Effect of Change in Accounting Principle ..       611,000             0
                                                         -----------   -----------
Net Income ...........................................   $ 8,676,000   $ 4,184,000
                                                         ===========   ===========

Basic Net Income per Share Before Cumulative Effect
  of Change in Accounting Principle ..................   $      0.63   $      0.33
Cumulative Effect of Change  in Accounting Principle .          0.05          0.00
                                                         -----------   -----------
Basic Net income per Share ...........................   $      0.68   $      0.33
                                                         ===========   ===========

Diluted Net Income per Share Before Cumulative Effect
  of Change in Accounting Principle ..................   $      0.60   $      0.32
Cumulative Effect of Change  in Accounting Principle .          0.05          0.00
                                                         -----------   -----------
Diluted Net income per Share .........................   $      0.65   $      0.32
                                                         ===========   ===========

Weighted Average Common Shares Outstanding ...........    12,757,551    12,744,319
                                                         ===========   ===========
Weighted Average Common Shares Outstanding
   Assuming Dilution .................................    13,322,748    13,210,298
                                                         ===========   ===========

PRODUCTION:
     Natural gas (Mcfs) ..............................     2,099,000     2,165,000
                                                         ===========   ===========
     Oil (Barrels) ...................................       111,000       112,000
                                                         ===========   ===========

AVERAGE PRICES:
     Natural gas (per Mcf) ...........................   $      6.29   $      2.62
                                                         ===========   ===========
     Oil (per Barrel) ................................   $     28.51   $     27.29
                                                         ===========   ===========

                            PRIMA ENERGY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                     March 31,    December 31,
                                                       2001          2000
                                                   ------------   ------------
                                                   (Unaudited)
ASSETS
     Current assets ............................   $ 39,693,000   $ 34,046,000
     Oil and gas properties - net ..............     74,009,000     65,717,000
     Property and equipment - net ..............      4,896,000      4,880,000
     Other assets ..............................      1,257,000        257,000
                                                   ------------   ------------

           Total ...............................   $119,855,000   $104,900,000
                                                   ============   ============


LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities .......................   $  9,996,000   $  8,368,000
     Non-current ad valorem and production taxes      4,718,000      3,213,000
     Deferred income taxes .....................     16,741,000     13,021,000
     Stockholders' equity ......................     88,400,000     80,298,000
                                                   ------------   ------------

           Total ...............................   $119,855,000   $104,900,000
                                                   ============   ============


                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                     Three Months Ended
                                                                          March 31,
                                                                ----------------------------
                                                                    2001            2000
                                                                ------------    ------------
OPERATING ACTIVITIES
     Net income .............................................   $  8,676,000    $  4,184,000
     Depreciation, depletion and amortization ...............      2,050,000       1,717,000
     Deferred income taxes ..................................      3,656,000       1,155,000
     Unrealized gains from trading activities ...............       (660,000)              0
     Other ..................................................        (19,000)        (10,000)
     Net changes in operating assets and liabilities ........      2,919,000         494,000
                                                                ------------    ------------
          Net cash provided by operating activities .........     16,622,000       7,540,000
                                                                ------------    ------------

INVESTING ACTIVITIES
     Additions to oil and gas properties ....................    (11,060,000)     (7,792,000)
     Purchases of other property ............................       (390,000)       (467,000)
     Other, net .............................................         83,000           1,000
                                                                ------------    ------------
          Net cash provided by (used in) investing activities    (11,367,000)     (8,258,000)
                                                                ------------    ------------

NET FINANCING ACTIVITIES ....................................     (1,453,000)     (1,778,000)
                                                                ------------    ------------

Increase (Decrease) in Cash and Cash Equivalents ............      3,802,000      (2,496,000)
Cash and Cash Equivalents, beginning of period ..............     20,382,000      18,883,000
                                                                ------------    ------------

Cash and Cash Equivalents, end of period ....................   $ 24,184,000    $ 16,387,000
                                                                ============    ============